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                                                                     EXHIBIT 4.8


                            MGC COMMUNICATIONS, INC.

                      SERIES C CONVERTIBLE PREFERRED STOCK
                           CERTIFICATE OF DESIGNATION

                             ______________________

                 Pursuant to Sections 78.195 and 78.1955 of the General Corporation Law of the State of Nevada

                             ______________________


     MGC Communications, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Nevada, does hereby certify that pursuant to the authority vested in the Board of Directors of the Corporation by its Articles of Incorporation, as amended, and pursuant to the provisions of Sections 78.195 and 78.1955 of the General Corporation Law of the State of Nevada, said Board of Directors, by unanimous written consent or at a meeting duly called and held, adopted the following resolution which remains in full force and effect as of the date hereof:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the "Board of Directors") by its Articles of Incorporation, as amended (hereinafter referred to as the "Articles of Incorporation"), the Board of Directors does hereby create, authorize and provide for the issuance of Series C Convertible Preferred Stock, par value $.001 per share, consisting of 1,250,000 shares, have the following designations, preferences and relative and other special rights, qualifications, limitations and restrictions:

     1. Designation. The designation of such series is "Series C Convertible Preferred Stock" (hereinafter in this Certificate of Designation called the "Series C Preferred") and the number of shares constituting such series shall be 1,250,000, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series C Preferred, plus shares issuable upon the exercise of any then outstanding options, warrants or rights to acquire Series C Preferred. All capitalized terms used in this Certificate of Designation and not otherwise defined shall have the meaning given to such terms in Section 12 hereof.

     2.   Dividend Rights.

          Holders of Series C Preferred, prior to and in preference to the holders of Junior Securities, will be entitled to receive, out of funds legally available for such purpose, cumulative dividends as provided in this Section 2. Dividends on each share of Series C Preferred shall
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accrue at the rate 10% per annum on the sum of (i) the Series C Liquidation
Value and (ii) all accrued and unpaid dividends on such share of Series C Preferred from the date of issuance. Such dividends will be calculated and compounded annually on December 31 of each year (each a "dividend date") in respect of the prior twelve month period (the initial such calculation to be made at the same rate for the number of days elapsed from the date of issue of Series C Preferred to and including the 31st day of December, 1999). Such dividends shall commence to accrue on each share of Series C Preferred from the date of issuance thereof whether or not declared by the Board of Directors, and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and shall continue to accrue thereon until the date the Series C Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid in full. For purposes of determining the amount of dividends accrued on the Series C Preferred pursuant to this Section 2 in connection with the sale, conversion, redemption or repurchase of any Series C Preferred which may occur between two dividend dates, the applicable dividend rate for such period shall be multiplied by a fraction, the numerator of which is the actual number of days elapsed in the then current annual period and the denominator of which is the total number of days comprising such annual period. All dividends shall be payable only as, when and in the manner provided for in, Sections 4 and 5 hereof. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series C Preferred and Series B Preferred, such payment shall be distributed ratably among the holders of Series C Preferred, Series B Preferred and such other class or series of the Corporation's Preferred Stock which by its terms is then entitled to receive dividends on a parity with the Series B Preferred and Series C Preferred in proportion to the full dividend amount each such holder would be entitled to receive upon payment of all accrued dividends on the Series C Preferred, Series B Preferred and such other Preferred Stock.

     3. Voting Rights.

        (a) Voting Generally. Except as otherwise required by law or as provided in this Section 3, the Series C Preferred will vote together with the Common Stock, and not as a separate class, at any annual or special meeting of stockholders, and may act by written consent in the same manner as the Common Stock. In either case, each holder of shares of Series C Preferred will be entitled to such number of votes as will be equal to the number of whole shares of Common Stock into which such holder's aggregate number of shares of Series C Preferred are convertible pursuant to Section 5 hereof (assuming only for purposes of this calculation that accrued and unpaid dividends on such shares are not subject to conversion as described in Section 5(e)) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

       (b) Separate Vote of Series C Preferred. So long as not less than one-third of the number of shares of Series C Preferred initially issued remain outstanding, the vote or written consent of a Majority of the Series C Holders shall be necessary for effecting or validating the following actions (each a "Restricted Action"):

           (i) increase or decrease (other than by redemption or conversion) the total number of authorized shares of, or issue any series of, Preferred Stock

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          which is senior in respect of dividends, liquidation or otherwise to or on a pari passu basis with the Series C Preferred ("Restricted Preferred Stock");

  (ii) permit the Corporation or any Subsidiary to sell, convey or otherwise dispose of assets having a value in excess of $5,000,000; or merge into or consolidate with any other Person (other than the Corporation or a Subsidiary); or effect a Sale of the Company;

 (iii)    voluntarily liquidate, dissolve or wind up the Corporation;

  (iv) alter or change the rights, preferences or privileges of the shares of Series C Preferred so as to affect adversely such shares;

   (v) declare or pay any dividends or make other distribution on any Junior Securities except for (x) the repurchase of any Common Stock subject to a repurchase right for terminated employees or independent contractors and (y) issuances of Common Stock in satisfaction of accrued and unpaid dividends on Junior Securities; provided such issuances shall not affect the antidilution rights of the holders of Series C Preferred provided for in Section 5 hereof;

  (vi) permit the Corporation or any Subsidiary to enter into any transaction or series of related transactions with any Affiliate of the Corporation, other than those directly related to (1) pay or benefits (including stock options) provided to Affiliates who are employees or Directors in accordance with existing agreements or past practices or approved with Required Board Approval; (2) the lease of additional office space in the Las Vegas metropolitan area on terms consistent with the existing leases to which the Corporation is a party, and as approved by the Required Board Approval; or (3) any other arms-length, commercially reasonable transactions approved by the disinterested Directors in an amount not to exceed $100,000 in any year;

 (vii) permit the Corporation or any Subsidiary to acquire the assets or securities of any Person except for acquisitions involving cash, securities or other property with an aggregate Fair Market Value of less than (x) $50 million for any single acquisition and (y) $100 million in the aggregate for all such acquisitions during any 12-month period;

(viii) permit the Corporation or any Subsidiary to incur additional Indebtedness (other than Indebtedness incurred as a result of the refinancing of existing Indebtedness, provided the total outstanding Indebtedness does not increase as a result of such refinancing) in excess of (x) an aggregate at any one time outstanding for the Corporation and


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                 its Subsidiaries of up to $100,000,000 until May 5, 2000 plus accrued and unpaid interest on such Indebtedness, (y) after May 5, 2000 until May 5, 2001 an aggregate at any one time outstanding for the Corporation and its subsidiaries of up to $200,000,000 plus accrued and unpaid interest on such Indebtedness and (z) thereafter an aggregate at any one time outstanding for the Corporation and its subsidiaries of $250,000,000 plus accrued and unpaid interest thereon provided that for the purposes of this Section 3(b)(viii), (A) the amount of additional Indebtedness otherwise permitted by this
                 Section 3(b)(viii) shall be reduced by the aggregate liquidation value of all outstanding Restricted Preferred Stock other than up to $200 million of the Corporation's Series D Convertible Preferred Stock ("Series D Preferred") and (B) Indebtedness shall not be deemed to include purchase money financing for capital expenditures in a budget approved by the Required Board Approval;

           (ix) make any material changes to the Corporation's then current business plan;

            (x)  hire a chief executive officer of the Corporation;

           (xi) organize any new direct or indirect Subsidiaries of the Corporation other than wholly-owned Subsidiaries or any joint ventures between the Corporation and a third party that involve the diversion of assets or business of the Corporation to the joint venture entity, amend or modify any such joint venture or partnership agreement to which the Corporation or any Subsidiary is a party or restructure any Subsidiary, partnership or such joint venture involving the Corporation or any Subsidiary; or

          (xii) issue Additional Shares of Common Stock (or issue other rights that, pursuant to Section 5(k), are deemed to constitute Additional Shares of Common Stock) to the extent that as a result of such issuance (or deemed issuance) the Series C Conversion Price would be reduced to a price less than the Series C Liquidation Value.

     (c) The holders of the requisite percentage of Series C Preferred shall either approve or reject a Restricted Action described in Section 3(b)(vii)-(xi) (a "Special Restricted Action") within twenty (20) business days of receipt by the holders of Series C Preferred of written notice and a reasonably detailed description of the proposed Restricted Action; provided that the failure of the holders of Series C Preferred to approve or reject the Special Restricted Action within such time period shall not be deemed to be an approval thereof.

     (d) In the event the Series C Holders shall reject a Special Restricted Action, the Corporation shall have the right, at the written election of the Board, notice of which (the

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"Company Redemption Notice") shall be promptly sent to the Series C Holders, to initiate an Optional Redemption, which will be subject to the terms and conditions contained in Section 6. In the Company Redemption Notice, the Corporation shall specify the Optional Redemption Date for purposes of Section 6, which Optional Redemption Date shall not be more than sixty (60) days from the date of the Company Redemption Notice. Within ten (10) business days of the receipt of the Company Redemption Notice by the Series C Holders, a Majority of the Series C Holders shall either (i) acknowledge and agree in writing to the Optional Redemption or (ii) approve the Special Restricted Action that is the subject of the Optional Redemption, in which event the Optional Redemption shall be terminated. In the event the Special Restricted Action is rejected by the Series C Holders but such Special Restricted Action is not effected by the Corporation within ninety (90) days of the delivery of the Company Redemption Notice, and the Optional Redemption has not yet been consummated, a Majority of the Series C Holders may elect in writing to void the Optional Redemption and return to the status quo ante.

         (e) In the event the Corporation takes any Restricted Action without obtaining the approval of the holders of the Series C Preferred as required by
Section 3(b) (an "Event of Non-Compliance") and a Majority of the Series C Holders gives written notice to the Board of Directors of the Corporation of such an Event of Non-Compliance, the Corporation shall then have thirty (30) days to take such action as is necessary to cure such default to the satisfaction of a Majority of the Series C Holders. If the Corporation is unable to cure the Event of Non-Compliance, a Majority of the Series C Holders may then elect to initiate a Sale of the Company by submitting written notice of that election to the Board of Directors of the Corporation (a "Sale Notice"). The Board of Directors will then have an obligation to use its best efforts to effect a Sale of the Company; provided that within twenty (20) business days of its receipt of a Sale Notice electing a Sale of the Company, the Board may elect to initiate an Optional Redemption pursuant to and subject to the terms and conditions of Section 6 hereof in lieu of a Sale of the Company by providing a Company Redemption Notice to the Series C Holders. In the Company Redemption Notice, the Corporation shall specify the Optional Redemption Date for purposes of Section 6, which Optional Redemption Date shall not be more than sixty (60) days from the date of the Company Redemption Notice.

         (f) In the event a Sale of the Company has not been consummated within six (6) months of a Sale Notice electing a Sale of the Company (and the Corporation had not elected to initiate an Optional Redemption in lieu of a Sale of the Company within the time period set forth in Section 3(c)), the Series C Holders, voting as a separate class, will then have the right to elect that number of the Directors of the Corporation as shall constitute a majority of the total number of Directors of the Corporation as shall from time to time constitute the Board; provided, however, in the event a Majority of Series B Holders has also initiated a Sale of the Company pursuant to Section 3(c) of the Series B Certificate, then the Series B Holders and Series C Holders, voting together as a single class, will have the right to elect that number of Directors of the Corporation as shall constitute a majority of the total number of Directors as shall from time to time constitute the Board. A special meeting of the stockholders shall be called by the Corporation from time to time at the written instruction of a Majority of the Series B Holders or a Majority of the Series C Holders for the purpose of electing such Directors.


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     4. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, voluntary or involuntary:

          (a) The holders of Series C Preferred will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Junior Securities by reason of their ownership thereof, but subsequent to the repurchase or payment in full or other satisfaction of the Senior Secured Notes, an amount per share of Series C Preferred equal to the greater of (i) the Series C Liquidation Value plus the greater of (x) the Minimum Dividend Amount and (y) all accrued but unpaid dividends on such share of Series C Preferred at the rate of 10% per annum, compounding annually, from the Original Issue Date and (ii) the amount the holder of one share of Series C Preferred would have received in such liquidation, dissolution, winding up, merger or Sale of the Company if such share of Series C Preferred had been converted to Common Stock pursuant to
Section 5 immediately prior to such event; provided if such event occurs prior to the first anniversary of the Original Issue Date, such conversion shall be deemed to have occurred on such first anniversary of the Original Issue Date. For the avoidance of doubt, in determining the amount a holder of Series C Preferred would have received in any liquidation, dissolution, winding up, merger or Sale of the Company under clause (ii) of the preceding sentence, except as set forth in the immediately succeeding sentence hereof, all accrued dividends on the Series C Preferred shall be assumed to have been paid to the holders thereof immediately prior to such event in the manner provided for in
Section 5(e) hereof. Notwithstanding the foregoing, all or a portion of accrued but unpaid dividends shall be extinguished and shall not be payable or deemed payable upon any liquidation, dissolution or winding up (or Sale of the Company deemed a liquidation pursuant to Section 4(b) hereof) if, and only to the extent that, (i) such liquidation, dissolution or winding up occurs on or before the thirty (30) month anniversary of the Original Issue Date and (ii) the payment of dividends would result in each holder of Series C Preferred receiving cash and/or Freely Tradeable Securities with a Fair Market Value in an amount that exceeds on a per share basis the sum of (x) 2.0 times the Series C Liquidation Value and (y) the Minimum Dividend Amount (a "Qualified Return").

     If the assets of the Corporation are insufficient to make payment in full to all holders of Series B Preferred, Series C Preferred and any other class or series of the Corporation's Preferred Stock which by its terms is on a parity upon a liquidation, dissolution or winding up with the Series C Preferred and Series B Preferred ("Parity Preferred") of the full preferential amounts to which they may be entitled upon any liquidation, dissolution or winding up (including a Sale of the Company deemed a liquidation pursuant to Section 4(b) hereof and Section 4(b) of the Series B Certificate), such assets shall be distributed (A) first to satisfy all accrued and unpaid dividends on the Series C Preferred, Series B Preferred and Parity Preferred (the "Accrued Dividend Amounts"), and if such assets are insufficient to satisfy the Accrued Dividend Amounts in full, then such assets shall be distributed ratably among the holders of Series B Preferred, Series C Preferred and Parity Preferred in proportion to the full amount each such holder would otherwise be entitled to receive in respect of the Accrued Dividend Amounts and (B) after the payment or satisfaction in full of the Accrued Dividend Amounts, the balance of such assets shall be distributed ratably among the holders of Series B Preferred, Series C Preferred and Parity Preferred in proportion to the full preferential amounts (exclusive of accrued


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dividends) each such holder would otherwise be entitled to receive. In any distribution of assets of the Corporation in connection with any liquidation, dissolution, winding up, merger or Sale of the Company, the preferential amounts distributable to the holders of Series B Preferred and Series C Preferred shall, unless the Majority of the Series B Holders and the Majority of the Series C Holders agree otherwise, be satisfied to the maximum extent possible with cash, or to the extent there is insufficient cash available, cash to the maximum extent available and the balance in Freely Tradeable Securities.

         (b) At the written election of the holders of a Majority of the Series C Preferred, a Sale of the Company shall be deemed to be a liquidation, dissolution or winding up of the Corporation, as those terms are used in this
Section 1. In the event a Majority of the Series C Holders elect to treat such Sale of the Company as a liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred shall have the right to preference (on a pari passu basis with holders of Series B Preferred) upon the distribution of assets or the proceeds to be received as provided in this
Section 4.

         (c) After setting apart or paying in full the preferential amounts due the holders of Series B Preferred, Series C Preferred and Parity Preferred pursuant to subparagraph (a) of this Section 4, the remaining assets of the Corporation available for distribution to shareholders, if any, shall be distributed to the other stockholders of the Corporation as their respective interests may appear.

         (d) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten
(10) days after the date the Board of Directors approves such action, or twenty
(20) days prior to any shareholders' meeting called to approve such action, or twenty (20) days after the commencement of an involuntary proceeding, whichever is earlier, give each holder of shares of Series C Preferred initial written notice of the proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series C Preferred upon consummation of the proposed action and the date of delivery thereof.

         (e) The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution or winding up of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) after the mailing of any subsequent written notice, whichever is later.

         (f) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (other than a deemed liquidation upon a Sale of the Company pursuant to Section 4(b)) which will involve the distribution of assets other than cash and Freely Tradeable Securities, the Corporation shall promptly determine the Fair Market Value of such other assets to be distributed to the holders of shares of Series B Preferred, Series C Preferred and the holders of shares of Common Stock.


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     5. Conversion Rights.

          The holders of the Series C Preferred will have the following rights with respect to the conversion of the Series C Preferred into shares of Common
Stock:

          (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series C Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock (an "Optional Conversion"). The number of shares of Common Stock to which a holder of Series C Preferred will be entitled upon conversion (other than in respect to accrued dividends thereon, which shall be payable as provided in Section 5(e) hereof) will be the product obtained by multiplying the "Series C Conversion Rate" then in effect (determined as provided in Section 5(c)), by the number of shares of Series C Preferred being converted.

          (b) Mandatory Conversion.

               (1) At any time commencing on the earlier of (i) the date that is 386 days after the Original Issue Date or (ii) the date on which either the Series B Holders or the Series C Holders exercise demand registration rights under Section 2.1(a) of that certain Amended and Restated Registration Rights Agreement dated the Original Issue Date, upon the written election of the Board of Directors of the Corporation given after such earlier date, each share of Series C Preferred shall be automatically converted into shares of Common Stock at the then-effective Series C Conversion Rate if the Market Threshold has been achieved and the Board makes this election and provides the Threshold Notice to the Series C Holders within 60 days of the first day as of which the Market Threshold had been achieved (a "Mandatory Conversion"). Payment of accrued dividends on the Series C Preferred being converted pursuant to a Mandatory Conversion shall be made as provided in Section 5(c) hereof. In the Threshold Notice, the Board shall certify its calculation of the Market Threshold, and provide each holder with such supporting documentation as such holder may reasonably request.

               (2) Upon the occurrence of the events specified in paragraph (1) above, the outstanding shares of Series C Preferred will be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series C Preferred are either delivered to the Corporation or its transfer agent as provided in Section 5(e) below.

          (c) Conversion Rate. The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") will be the quotient obtained by dividing Twenty-eight Dollars ($28.00) by the "Series C Conversion Price," calculated as provided in Section 5(d).

          (d) Series C Conversion Price. (i) The conversion price for the Series C Preferred will initially be Twenty-eight Dollars ($28.00) (the "Series C Conversion Price"). Such initial

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Series C Conversion Price will be adjusted from time to time in accordance with this Section 5. All references to the Series C Conversion Price herein will mean the Series C Conversion Price, as so adjusted.

          (e) Mechanics of Conversion. Each holder of Series C Preferred who desires or is obligated to convert the same into shares of Common Stock pursuant to this Section 5 will surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series C Preferred and will give written notice to the Corporation at such office that such holder elects or is obligated to convert the same. Such notice will state the number of shares of Series C Preferred being converted. Thereupon, the Corporation will promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock which equals the number of shares of Common Stock to which such holder is entitled under the then-effective Series C Conversion Rate. In addition, upon any such conversion the holder of the shares of Series C Preferred being converted shall be issued, in satisfaction of the accrued dividends on the Series C Preferred being converted, that number of shares of Common Stock as is equal to the greater of (i) the number of shares of Common Stock whose Fair Market Value equals the amount of all accrued but unpaid dividends (calculated at the rate of 10% per annum, compounded annually, from the Original Issue
Date, but in no event less than the Minimum Dividend Amount) on the shares of Series C Preferred being converted and (ii) the number of shares of Common
Stock obtained by dividing the aggregate amount of accrued but unpaid dividends on the shares of Series C Preferred being converted (but not less than the Minimum Dividend Amount) by the Series C Conversion Price then in effect; provided, however, that (A) all of the accrued but unpaid dividends in excess of the Minimum Dividend Amount shall be extinguished and shall not be payable with respect to shares of Series C Preferred in the event such shares are being converted on or before the thirty (30) month anniversary of the Original Issue Date pursuant to (x) a Mandatory Conversion or (y) an Optional Conversion within 60 days of the first day as of which the Market Threshold had been achieved; and (B) the accrued but unpaid dividends shall be extinguished and shall not be payable in an Optional Conversion that takes place on or before the thirty (30) month anniversary of the Original Issued Date as part of a Sale of the Company if, and to the extent that, the payment of dividends in connection with such Sale of the Company would result in each holder receiving an amount of cash and/or Freely Tradeable Securities with a Fair Market Value that exceeds a Qualified Return. In addition, the Corporation shall promptly deliver to the holder of Series C Preferred being converted a certificate representing those shares of Series C Preferred, if any, that were not converted. Such conversion will be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series C Preferred to be converted in the event of a conversion pursuant to Section 5(a) hereof or, in the case of a Mandatory Conversion, upon the occurrence of the events specified in Section 5(b)(1) hereof, and the Person entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (f)  Adjustment for Stock Splits and Combinations.  If the
Corporation at any time or from time to time after the date that the Original Issue Date effects a subdivision of the outstanding Common Stock, the Series C Conversion Price, in effect immediately before that subdivision will be proportionately decreased. Conversely, if the Corporation at any time or from time to time after the Original Issue Date combines the outstanding shares of Common Stock into a smaller number of shares, the Series C Conversion Price in effect immediately before the combination will be proportionately increased. Any adjustment under this Section 5(f) will become effective at the close of business on the record date as of which the subdivision or combination will become effective.

         (g) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series C Conversion Price that is then in effect will be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series C Conversion Price then in effect by a fraction
(1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C Conversion Price will be recomputed accordingly as of the close of business on such record date and thereafter the Series C Conversion Price will be adjusted pursuant to this Section 5(g) to reflect the actual payment of such dividend or distribution.

         (h) Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision will be made so that the holders of the Series C Preferred will receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of the other securities of the Corporation which they would have received had their Series C Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of the Series C Preferred or with respect to such other securities by their terms.

         (i) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series C Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series C Preferred will have the right thereafter to convert such stock into the kind and amount of stock


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
and other securities and property receivable upon such recapitalization, reclassification or the change by holders of the maximum number of shares of Common Stock into which such shares of Series C Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

     (j) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date there is a merger, consolidation, recapitalization, reclassification, sale of all or substantially all of the Corporation's assets or reorganization involving the Common Stock (collectively, a "capital reorganization") (other than a Sale of the Company provided for in Section 4(b) or a merger, consolidation, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision will be made so that the holders of the Series C Preferred will thereafter be entitled to receive upon conversion of the Series C Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series C Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series C Conversion Price then in effect and the number of shares issuable upon conversion of the Series C Preferred) will be applicable after that event and be as nearly equivalent as practicable.

     (k) Sale of Shares Below Series C Conversion Price.

           (1) If at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the provisions of this
Section 5(k) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 5(g) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 5(f) above or in connection with the antidilution provisions set forth in subsection 5(k)(5) hereof, for an Effective Price (as hereinafter defined) less than the then effective Series C Conversion Price, then and in each such case, the then existing Series C Conversion Price will be reduced, as of the opening of business on the date of such issue or sale, to a price (but in no event to a price less than the Series C Liquidation Value) determined by dividing (a) the sum of (1) the product derived by multiplying (i) the Series C Conversion Price in effect immediately prior to such issue or sale times (ii) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (2) the consideration, if any, received (or deemed received pursuant to subsection (k)(2)) by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock deemed outstanding (as defined below) immediately after such issue or sale. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date will be the sum of (a) the number of shares of Common Stock actually outstanding, (b) the number of shares of Common Stock into which the then outstanding Series C Preferred could be converted if fully converted on the day immediately preceding the given date, and (c) the number of shares of Common Stock that could be obtained through the exercise or conversion in full of all other rights, options, warrants and convertible securities on the day immediately preceding the given date, regardless of whether or not such securities are fully exercisable for or convertible into Common Stock at such time.

            (2) For the purpose of making any adjustment required under this
Section 5(k), the consideration received by the Corporation for any issue or sale of securities will (a) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (b) to the extent it consists of property other than cash, be computed at the Fair Market Value of that property, and (c) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors with Required Board Approval to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

            (3) For the purpose of the adjustment required under this Section 5(k), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities exchangeable for or convertible into, Additional Shares of Common Stock (such exchangeable or convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Series C Conversion Price in effect, the Corporation will be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion or exchange thereof and to have received consideration for the issuable upon exercise or conversion or exchange thereof and to have received consideration for the issuance of such shares an amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that if in the case of Convertible Securities the minimum amount of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without references to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events, including by reason of antidilution adjustments, the Effective Price will be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price will be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series C Conversion Price, as adjusted in each case upon the issuance of such rights, options or Convertible Securities, will be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the exchange or conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series C Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, will be readjusted to the Series C Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or upon such conversion and that such Additional Shares of Common Stock, if any, were issued or sold for the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series C Preferred.

         (4) "Additional Shares of Common Stock" means all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(k) whether or not subsequently reacquired or retired by the Corporation other than (A) shares of Common Stock issued upon conversion of Series B Preferred and Series C Preferred, (B) options to purchase up to Four Million Six Hundred Forty Thousand (4,640,000) shares of Common Stock granted to employees, officers or directors of or consultants or advisors to the Corporation or any Subsidiary pursuant to the Stock Option Plan and the shares of Common Stock issuable upon exercise of such options, or such increased number of shares of Common Stock as has been approved by the Required Board Approval, (C) Convertible Securities outstanding as of the Original Issue Date and the shares of Common Stock issuable upon exercise or conversion of such Convertible Securities, (D) Common Stock issued in satisfaction of accrued and unpaid dividends on the Series B Preferred, Series C Preferred and any other class or series of Preferred Stock the rights, privileges and other terms of which have been approved in writing by the majority of the Series C Holders, and (E) for purposes of Section 5(k)(5), shares of Common Stock and options to purchase Common Stock issued prior to the eighteen (18) month anniversary of the Original Issue Date to the extent that the aggregate Fair Market Value of such shares of Common Stock issued and as to which options are granted, valued as of the issuance of such shares and options, do not exceed a total of $5.0 million. The "Effective Price" of Additional Shares of Common Stock means the quotient determined by dividing (i) the aggregate consideration received, or deemed to have been received by the Corporation under this Section 5(k), for the issuance of such Additional Shares of Common Stock, by (ii) the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Section 5(k).

         (5) Notwithstanding the adjustments to the Series C Conversion Price otherwise provided for in this Section 5(k), in the event the Corporation at any time or from time to time issues or sells, or is deemed by the provisions of this Section 5(k) to have issued or sold, Additional Shares of Common Stock prior to the eighteen
(18) month anniversary of the Original Issue Date (other than as a dividend or other distribution on any class of stock as provided in Section 5(g) above and other than a subdivision or combination of shares of Common Stock as provided in Section 5(f) above) for an Effective Price that is less than the Series C Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then and in each such event the Series C Conversion Price shall be reduced (but in no event below the Series C Liquidation Value), concurrently with such issuance or sale or deemed issuance or sale, as applicable, of such Additional Shares of Common Stock, to such Effective Price (but in no event shall the then effective Series C Conversion Price be increased).

                  (6) Notwithstanding any provision of this Section 5 to the contrary, in no event shall the aggregate number of shares of Common Stock issuable upon conversion of the Series C Preferred exceed twenty percent (20%) of the voting power of the Corporation's outstanding capital stock as of the Original Issue Date, determined in accordance with Rule 4310(H) of the National Association of Securities Dealers, Inc.

         (l) Accountants' Certificate of Adjustment. In each case of an adjustment or readjustment of the Series C Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series C Preferred, the Corporation, at its expense, will compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and will mail such certificate, by first class mail, postage prepared, to each registered holder of Series C Preferred at the holder's address as shown in the Corporation's books. The certificate will set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the Series C Conversion Price at the time in effect, and (2) the type and amount, if any, of other property that at the time would be received upon conversion of the Series C Preferred.

         (m) Notices of Record Date. Upon (1) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than in connection with the declaration and payment of regular quarterly dividends in Common Stock on the Series D Preferred), or
(2) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any other Sale of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation will mail to each holder of Series C Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, Sale of the Company, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) will be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, Sale of the Company, dissolution, liquidation or winding up.

     (n) Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of Series C Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred by a holder thereof will be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional shares. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation will, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's Fair Market Value on the date of conversion.

     (o) Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of Series C Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

     (p) Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of the Series C Preferred will be deemed given upon the earlier of actual receipt or seventy-two (72) hours after the same has been deposited in the United States mail, be certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

     (q) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series C Preferred excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred so converted were registered.

     (r) No Implied Approval. Notwithstanding any other provision hereof to the contrary, the provisions of this Section 5, including those providing for adjustments to the Series C Conversion Price, shall not be construed as a waiver of the requirements of Section 3(b), and any issuance of Additional Shares of Common Stock (or deemed issuance thereof) which would reduce the Series C Conversion Price to an amount less than the Series C Liquidation Value shall require the prior approval of the Majority of the Series C Holders pursuant to
Section 4(b)(xii).

          6. Optional Redemption.

          (a) At any time after the sixth anniversary of the Original Issue Date, or upon a Sale of the Company (but in no event prior to the Corporation's repurchase or payment or satisfaction in full of the Senior Secured Notes), a Majority of the Series C Holders may require the Corporation to redeem all, but not less than all, of the outstanding shares of Series C Preferred (an "Optional Redemption") by notifying the Corporation in writing of their intent to exercise the rights afforded by this Section 6(a) and specifying a date not less than 90 nor more than 120 days from the date of such notice on which the outstanding shares of Series C Preferred shall be redeemed (the "Optional Redemption Date"). Upon receipt of such notice, the Corporation shall promptly notify the remaining holders of Series C Preferred of the Optional Redemption Date. The recipients of such notice shall be required to participate in the Optional Redemption. The Corporation shall redeem on the Optional Redemption Date all the shares of Series C Preferred. Each share of Series C Preferred to be redeemed shall be redeemed for an amount in cash and/or Freely Tradeable Securities with a Fair Market Value equal to the greater of (A) the sum of the Series C Liquidation Value and the greater of the Minimum Dividend Amount and all accrued dividends on such share of Series C Preferred (provided that all or a portion of the accrued but unpaid dividends shall be extinguished and shall not be payable if, and to the extent that (x) the redemption occurs on or before the thirty (30) month anniversary of the Original Issue Date and (y) the payment of dividends would result in each holder of Series C Preferred receiving in cash an amount that exceeds a Qualified Return), and (B) the Fair Market Value of the Common Stock into which the Series C Preferred is then convertible pursuant to Section 5 hereof, including shares of Common Stock issuable upon conversion in respect of accrued dividends to the extent provided in Section 5(e) hereof (the "Optional Redemption Price").

          (b) In the event the Optional Redemption is occurring pursuant to
Section 3(d) or Section 3(e), each share of Series C preferred to be redeemed shall be redeemed for an amount in cash and/or Freely Tradeable Securities with a Fair Market Value equal to, the greater of (i) the Optional Redemption Price and (ii) the price per share set forth in the table below based on the year during which the redemption occurs (the year number being the time period prior to an anniversary of the Original Issue Date) and calculated as a multiple of the Series C Liquidation Value:

                              Year                Price
                              ----                -----
                               1                   2.5
                               2                   2.5
                               3                     3
                               4                   3.5
                               5                     4
                               6                   4.5

          Notwithstanding anything herein to the contrary, an Optional Redemption pursuant to Section 3(d) or Section 3(e) shall not take place prior to the Corporation's repurchase or payment or satisfaction in full of the Senior Secured Notes, or the Corporation's compliance with, or its receipt of the requisite consent from the holders of the Senior Secured Notes under, the Indenture.

         (c) If the funds of the Corporation legally available for redemption of shares of Series C Preferred on an Optional Redemption Date and, if applicable, the shares of Series B Preferred entitled to redemption as of such date pursuant to Section 6 of the Series B Certificate and/or shares of Parity Preferred then entitled to redemption are insufficient to redeem the total number of outstanding shares of Series C Preferred and, if applicable, the shares of Series B Preferred and Parity Preferred entitled to redemption, the holders of shares of Series C Preferred and, if applicable, the shares of Series B Preferred and Parity Preferred entitled to redemption shall share ratably in any funds legally available for redemption of such shares according to the respective amounts that would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series C Preferred and, if applicable, the shares of Series B Preferred and Parity Preferred, such funds will be used at the earliest permissible time, to redeem the balance of such shares, or such portion thereof for which funds are then legally available.
The Corporation shall be obligated to use its best efforts to take such actions as may be necessary (including, without limitation, the issuance of additional equity securities, the revaluation or recapitalization of the Corporation or the consummation of a Sale of the Company) in order to permit the full and timely redemption of the shares of Series C Preferred and Series B Preferred entitled to redemption.

         (d) If, for any reason, the Corporation fails to redeem all shares of Series C Preferred entitled to redemption on an Optional Redemption Date, and such failure continues for a period of six (6) months from the Optional Redemption Date, then the Series C Holders, voting as a separate class, shall have the right to elect that number of Directors of the Corporation as shall constitute a majority of the total number of Directors of the Corporation as shall from time to time constitute the Board; provided, if the Corporation has also failed to redeem shares of Series B Preferred in accordance with Section 6 of the Series B Certificate and the holders of Series B Preferred would otherwise have the right to elect a majority of the Corporation's Directors, then the Series B Holders and Series C Holders, voting together as a single class, shall have the right to elect that number of Directors of the Corporation as shall from time to time constitute the Board. A special meeting of the stockholders shall be called by the Corporation from time to time at the written instruction of a Majority of the Series C Holders for the purpose of electing such Directors.

         (e) Shares of Series C Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Nevada) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may, subject to the requirements of Section 3(b), be designated or redesignated and issued or reissued, as the case may, as part of any series of Preferred Stock of the Corporation, other than as Series C Preferred.

     7. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series C Preferred shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation. The shares of Series C Preferred shall have no preemptive or subscription rights pursuant to this Certificate of Designation.

     8. Rank. The Series C Preferred shall rank senior in right as to dividends and upon liquidation, dissolution or winding up to all Junior Securities, whenever issued.

     9. Identical Rights. Each share of the Series C Preferred shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series C Preferred.

     10. Certificates. So long as any shares of the Series C Preferred are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each shareholder who so requests, a full statement of the designation and relative rights, preferences and limitations of each class of stock or series thereof that the Corporation is authorized to issue and of the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of each series.

     11. Amendments. Any provision of these terms of the Series C Preferred Stock may be amended, modified or waived if and only if a Majority of the Series C Holders have consented in writing or by an affirmative vote to such amendment, modification or waiver of any such provision of this Certificate of Designation, and upon receipt of such written consent or the obtaining of such affirmative vote, such amendment, modification or waiver shall be binding on all holders of Series C Preferred.

     12. Definitions.

         "Additional Shares of Common Stock" shall have the meaning given such term in Section 5(k)(4) of this Certificate of Designation.

         "Affiliate" or "Affiliates" shall mean with respect to any Person, any other Person that would be considered to be an affiliate of such Person under Rule 144(a) of the Rules of Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Corporation were issuing securities.

         "Articles of Incorporation" shall have the meaning given such term on the cover page of this Certificate of Designation.

         "Board" or "Board of Directors" means the Board of Directors of the Corporation.

         "Company Redemption Notice" shall have the meaning given to such term in Section 3(d) of this Certificate of Designation.

         "Convertible Securities" shall have the meaning given such term in
Section 5(k)(3) of this Certificate of Designation.

         "Corporation" means MGC Communications, Inc., a Nevada corporation.

         "Common Stock" means the Corporation's Common Stock, $.001 par value.

         "Effective Price" shall have the meaning given such term in Section 5(k)(4) of this Certificate of Designation.

         "Event of Non-Compliance" shall have the meaning given such term in
Section 3(e) of this Certificate of Designation.

         "Fair Market Value" of the assets or shares of capital stock at issue shall mean the price that would be paid by a willing buyer of all of the assets or shares of capital stock of the Corporation, as applicable, in a sale process designed to attract all possible participants and to maximize value in an arm's length transaction, such price to include a control premium and to exclude any minority, illiquidity or other discounts. The determination of Fair Market Value shall be made by (i) the Board of Directors of the Corporation, or
(ii) if at the written election of a Majority of the Series C Holders after presentation of the Board's determination of Fair Market Value, by a nationally recognized investment banking firm mutually agreeable to the Corporation and a Majority of the Series C Holders after presentation of the Board's determination of Fair Market Value, by a nationally recognized investment banking firm mutually agreeable to the Corporation and a Majority of the Series C Holders, provided, however, in the event a firm cannot be agreed upon such amount shall be determined by a nationally recognized investment banking firm selected by two other such firms, one selected by the Corporation and the other by a Majority of the Series C Holders. The determination of Fair Market Value by such investment banking firm shall be final and binding on the parties. The fees and expenses of such firm shall be paid for by the Corporation. In the event a determination of Fair Market Value is being made under this Certificate of Designation and contemporaneously under the Series B Certificate for a substantially similar purpose, the investment banking firm to be approved or selected hereunder by a Majority of the Series C Holders shall instead be approved of or selected, as applicable, by the holders of a majority of the outstanding Series B Preferred and Series C Preferred.

         "Freely Tradeable Securities" shall mean shares of a common stock of a public company listed for trading on the New York Stock Exchange or Nasdaq National Market that are free of any and all restrictions on sale, including under Rule 144 or 145 under the Securities Act of 1933, as amended.

         "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

         "Indebtedness" shall mean all obligations, contingent (to the extent required to be reflected in financial statements prepared in accordance with
GAAP) and otherwise, which in accordance with GAAP should be classified on the obligor's balance sheet as liabilities, including, without limitation, in any event and whether or not so classified: (i) all debt and similar monetary obligations, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (iii) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of Indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; (iv) obligations to reimburse issuers of any letters of credit; and
(v) purchase money financing for capital expenditures.

    "Indenture" shall mean that Indenture dated as of September 29, 1997 pursuant to which the Senior Secured Notes have been issued.

    "Junior Securities" shall mean any of the Corporation's Common Stock and all other equity securities of the Corporation other than (x) the Series B Preferred, (y) the Series C Preferred and (z) any other shares of the Corporation's preferred stock which (a) by their terms state that they are not Junior Securities or provide the holders thereof with rights pari passu with or senior to those of the holders of Series C Preferred and (b) are approved for issuance in accordance with Section 3 hereof.

    "Majority of the Series B Holders" shall mean the holders of more than fifty percent (50%) of the then outstanding Series B Preferred.

    "Majority of the Series C Holders" shall mean the holders of more than fifty percent (50%) of the then outstanding Series C Preferred.

    "Mandatory Conversion" shall have the meaning given such term in Section 5(b) of this Certificate of Designation.

    "Market Threshold" shall mean when the closing sales price of the Common Stock on the Nasdaq Stock Market or the New York Stock Exchange for twenty (20) consecutive trading days ending within the sixty (60) day period preceding the Threshold Notice has exceeded the amount which equals 2.0 times the Series C Liquidation Value (as adjusted from time to time to take into account stock splits, stock dividends and similar events).

    "Minimum Dividend Amount" means in respect of each share of Series C Preferred, $2.80; provided if the Corporation at any time subdivides (by stock split, stock dividend, recapitalization or otherwise) the Series C Preferred into a greater number of shares or if the Corporation at any time combines (by reverse stock split or otherwise) the outstanding shares of Series C Preferred into a smaller number of shares, then the Minimum Dividend Amount in effect immediately prior to such subdivision or combination shall be proportionately adjusted. In determining the Minimum Dividend Amount as of any given date, the amount dividends actually paid, if any, prior to such date on such share of Series C Preferred shall reduce the Minimum Dividend Amount.

     "Optional Conversion" shall have the meaning given such term in Section 5(a) of this Certificate of Designation.

     "Optional Redemption" shall have the meaning given such term in Section 6(a) of this Certificate of Designation.

     "Optional Redemption Date" shall have the meaning given such term in
Section 6(a) of this Certificate of Designation.

     "Optional Redemption Price" shall have the meaning given such term in
Section 6(a) of this Certificate of Designation.

     "Original Issue Date" means _______________, 1999.

     "Person" shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

     "Qualified Return" shall have the meaning given to such term in Section
4(a).

     "Required Board Approval" shall have the meaning given to such term in the Securityholders Agreement.

     "Restricted Action" shall have the meaning given such term in Section 3(b) of this Certificate of Designation.

     "Sale Notice" shall have the meaning given such term in Section 3(e) of the Certificate of Designation.

     "Sale of the Company" shall mean a single transaction or series of transactions between the Corporation and/or its stockholders and any Person or group of Persons (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) pursuant to which such Person or group of Persons will (i) acquire shares of capital stock of the Corporation possessing more than 50% of the voting power of the Corporation, including by way of merger or consolidation or otherwise, or (ii) acquire all or substantially all of the assets of the Corporation and its Subsidiaries (determined on a consolidated basis); notwithstanding the foregoing definition, a single transaction or series of transactions shall not be deemed a Sale of the Company unless such transaction or series of transactions is also deemed a "Change of Control", as defined in the Indenture.

     "Securityholders Agreement" shall mean that certain Amended and Restated Securityholders Agreement of even date herewith among the Corporation, the Series B Holders, the Series C Holders and certain other parties, as amended from time to time.

     "Senior Secured Notes" means the $160,000,000 principal amount of 13% Senior Secured Notes due 2004 that have been issued pursuant to the Indenture.

     "Series B Certificate" means the Certificate of Designation of the Series B Preferred as amended.

     "Series B Holders" shall mean the holders of Series B Preferred.

     "Series B Preferred" shall mean the Corporation's Series B Convertible Preferred Stock, par value $.001 per share.

     "Series C Conversion Price" shall have the meaning given such term in
Section 5(d) of this Certificate of Designation.

     "Series C Conversion Rate" shall have the meaning given such term in
Section 5(c) of this Certificate of Designation.

     "Series C Holders" shall mean the holders of Series C Preferred.

     "Series C Liquidation Value" means Twenty-Eight Dollars ($28.00), provided if the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the Series C Preferred into a greater number of shares or if the Corporation at any time combines (by reverse stock split or otherwise) the outstanding shares of the Series C Preferred into a smaller number of shares, then the Series C Liquidation Value in effect immediately prior to such subdivision or combination shall be proportionately adjusted.

     "Series C Preferred" shall have the meaning given such term in Section 1 of this Certificate of Designation.

     "Special Restricted Action" shall have the meaning given such term in
Section 3(c) of this Certificate of Designation.

     "Stock Option Plan" shall mean the Corporation's Stock Option Plan, as adopted by the Board of Directors on June 30, 1996, and as amended to date.

     "Subsidiary" shall mean any Person as to which the Corporation owns, directly or indirectly, either (a) 50% or more of such Person's stock (or similar voting interests) entitled to vote generally in the election of directors (or other governing body) or (b) 50% or more of the capital or profits interest of such Person.

     "Threshold Notice" shall mean a written notice from the Corporation to the holders of Series C Preferred stating that the Market Threshold has been achieved and providing reasonable evidence thereof.

         13. Severability of Provisions. If any right, preference or limitation of the Series C Preferred set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without implicating the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.

                    [SIGNATURES ARE ON THE FOLLOWING PAGE.]

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President, and attested to by its Secretary, on 12/27, 1999.

                                        MGC COMMUNICATIONS, INC.

                                        By /s/ Rolla Huff
                                           ----------------
                                           Name: Rolla Huff
                                           Title: President

Attest:

/s/ Kent F. Heyman
--------------------
Name: Kent F. Heyman
Title: Secretary

STATE OF NEVADA   )
ss.:              )
COUNTY OF CLARK   )

         On the 27 day of December, 1999, before me personally came Rolla Huff to me known, who, being by me duly sworn, did depose and say he resides at 14 Moraine Point, Victor, NY 14564 and that he is the President of MGC Communications, Inc., the corporation described in and which executed the above instrument; and that he acknowledged said instrument to be the free act and deed of said corporation.

/s/ Molly J. Pace
------------------------------------
Notary Public
My Commission Expires: April 1, 2001

[Notary Public Logo]


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